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                                                                 Exhibit 99.a.8

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED NOVEMBER 18, 1999, AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION IN WHICH THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF THE PURCHASER BY THE DEALER MANAGER, FIRST UNION SECURITIES, INC., OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                    NOTICE OF OFFER TO PURCHASE FOR CASH
                  ALL OUTSTANDING SHARES OF COMMON STOCK OF

                     VERTEX COMMUNICATIONS CORPORATION

                                     AT

                              $22.00 PER SHARE

                                     BY

                        SIGNAL ACQUISITION CORPORATION

                         A WHOLLY OWNED SUBSIDIARY OF

                      TRIPOINT GLOBAL COMMUNICATIONS INC.


     Signal Acquisition Corporation, a Texas corporation (the "Purchaser") and a wholly owned subsidiary of Tri Point Global Communications Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $.10 per share (the "Shares"), of Vertex Communications Corporation, a Texas corporation (the "Company"), at $22.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 18, 1999, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 16, 1999, UNLESS THE OFFER IS EXTENDED.

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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING
VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED, (3) THE PERIOD OF TIME FOR ANY APPLICABLE REVIEW PROCESS BY THE COMMITTEE ON FOREIGN INVESTMENT IN THE UNITED STATES ("CFIUS") UNDER SECTION 721(a) OF THE DEFENSE PRODUCTION ACT OF 1950, AS AMENDED, HAVING EXPIRED AND CFIUS NOT HAVING TAKEN ANY ACTION OR MADE ANY RECOMMENDATION TO THE PRESIDENT OF THE UNITED STATES TO BLOCK OR PREVENT THE OFFER OR THE MERGER (AS DEFINED BELOW) AND (4) RECEIVING CERTAIN OTHER REGULATORY AND ANTITRUST CLEARANCES.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of November 11, 1999 (the "Merger Agreement") among Parent, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares held by shareholders who perfect their dissent rights under Texas law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or any indirect wholly owned subsidiary of Parent or of the Company) will be converted into the right to receive $22.00 in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Parent or any wholly-owned subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement.

     Simultaneously with entering into the Merger Agreement, Parent, the Purchaser and certain shareholders of the Company (collectively, the "Principal Shareholders") entered into the Company Shareholder Agreement dated as of November 11, 1999 (the "Shareholder Agreement"), whereby each Principal Shareholder has agreed, among other things, to tender his Shares pursuant to the Offer. If the Principal Shareholders fail to tender their Shares, or withdraw their Shares prior to expiration of the Offer, Parent will have the option to purchase such Shares at the Offer Price following consummation of the Offer. The Principal Shareholders collectively own approximately 13.1% of all outstanding Shares (assuming the exercise of all Company stock options held by the Principal Shareholders).

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, December 16, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire. Subject to the terms of the Merger Agreement and applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time and regardless of whether or not any of the events or facts set forth in Section 14 of the Offer to Purchase shall have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (b) except as set forth above, amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

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     Except as otherwise provided below, tenders of Shares are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Sunday, January 16, 2000. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addressees set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager, as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                  THE INFORMATION AGENT FOR THE OFFER IS:

                          D.F. KING & CO., INC.

                             77 Water Street
                        New York, New York 10005-4495
               Banks and Brokers Call Collect: (212) 269-5550
                  All Others Call Toll-Free: (800) 488-8095


                   THE DEALER MANAGER FOR THE OFFER IS:

                        Insert First Union LOGO

                     901 E. Byrd Street, 3rd Floor
                        Richmond, Virginia 23219
                     Call Toll-Free: (800) 532-2916


November 18, 1999